Exhibit 10(a)

ARROW ELECTRONICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(as amended and restated effective July 1, 2018)
ARROW ELECTRONICS, INC., a New York corporation having its principal offices at 9201 E. Dry Creek Road, Centennial, CO 80112 (the “Company”), hereby adopts this amended and restated Executive Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees as described herein, effective July 1, 2018 except as otherwise provided.
Article I
PURPOSE AND DEFINITIONS
1.1.    Purpose. Effective October 1, 2004, the Company adopted the Arrow Electronics, Inc. Executive Deferred Compensation Plan (the “Original Plan”) in order to provide an added incentive to the hiring and retention of the services of the senior level of management personnel whose responsibilities contribute most significantly to the success of the Company’s business and operations and a select group of other highly compensated employees who have been determined to make a similar contribution. Following enactment of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company limited application of the Original Plan to deferrals of amounts that were earned and vested on December 31, 2004 and ESOP Make-Up Credits that were earned and vested on December 31, 2004. The Original Plan continued to be separately administered in accordance with its terms as in effect on October 3, 2004 until July 15, 2008, at which time it was merged into the revised Plan established as provided herein.
1.2.    Revisions January 1, 2005 – December 31, 2008. For the period January 1, 2005 through December 31, 2008, deferrals were authorized, made and administered in accordance with the terms of the Original Plan as revised in order to comply with Section 409A and otherwise. The terms of the Plan as so administered were generally set forth in brochures and election materials communicating the revised Plan terms to eligible employees. In addition, transition rule elections to change the time and/or form of payment previously elected were made available in accordance with applicable Treasury guidance, as set forth in Article IX hereof.
1.3.    Merger of Original Plan into Revised Plan. Effective July 8, 2008, the Company merged the Original Plan into the revised Plan described in Section 1.2. Accordingly, effective July 8, 2008, amounts deferred and payable under the Original Plan shall be administered and paid solely under the Plan terms applicable to deferrals on and after January 1, 2005.
1.4.    January 1, 2009 Restated Plan. Effective January 1, 2009, the prior amendment and restatement of this Plan, was adopted to provide benefits substantially similar to those heretofore provided as described in Sections 1.1 and 1.2, in a manner that complied both as to form and substance with the final regulations under Section 409A (the “Regulations”).

1.5.    July 1, 2018 Restated Plan. The January 1, 2009 amendment and restatement of the Plan was subsequently amended and restated effective July 1, 2018 to make certain amendments to defined terms, mid-year elections by newly eligible participants, timing and form of distribution elections, timing of participant investment changes, maximum deferral rate for incentive compensation, and the disability claims procedures of the Plan.
1.6.    Construction. This Plan shall be administered and interpreted in accordance with Section 409A and the Regulations. Accordingly, no provision hereof shall be construed in any manner that would violate Section 409A or the Regulations, nor shall any provision of the Plan inconsistent with Section 409A or the Regulations be valid or given any effect whatever.
1.7.    Definitions. Whenever the following words and phrases are used in this Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly requires otherwise.
(a)     “Account” or “Accounts” shall mean a bookkeeping account or accounts maintained to record the Employer’s unfunded and unsecured obligations with respect to compensation deferred under the Plan.
(b)     “Base Salary” shall mean a Participant’s base salary payable by the Employer, excluding commissions, bonuses or other incentive pay and all other remuneration for services rendered to the Employer, determined before deducting any salary reduction contributions to a plan described in any of Code section 125 (relating to “cafeteria plans”), Code section 132(f)(4) (relating to “qualified transportation fringe” benefits), or Code section 401(k) (such as, without limitation, the Arrow Electronics Savings Plan).
(c)     “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death, subject to the following:
(i)    No beneficiary designation shall become effective until it is filed with the Committee or its designee.
(ii)    Any designation shall be revocable at any time based on procedures established by the Committee with or without the consent of the previous Beneficiary.
(iii)    Notwithstanding the foregoing, no designation of a Beneficiary other than the Participant’s spouse (including any change or revocation of a prior designation that has the effect of designating a Beneficiary other than such spouse) shall be valid unless consented to in writing by such spouse; provided, however, that the Committee may in its sole discretion waive the requirement of spousal consent if the Participant is legally separated, if the Committee is satisfied that the spouse cannot be located, or the Committee has been provided with a court order showing that the Participant was abandoned by the spouse.

(iv)    If no designation of beneficiary has been made in accordance with the foregoing, or if there is no surviving designated primary or contingent Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then “Beneficiary” shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.
(v)    In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (A) to that person’s living parent(s) to act as custodian, (B) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (C) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
(vi)    If a designated Beneficiary as determined under the forgoing cannot be located within two years following the date as of the Participant’s death, such Beneficiary shall be treated as having predeceased the Participant, for purposes of the forgoing.
(vii)    Except to the extent otherwise provided in an applicable and binding domestic relations order, a designation of the Participant’s spouse as Beneficiary will automatically be cancelled if the marriage terminates by divorce or is annulled or such a legal separation order is issued unless the designation clearly states that the individual named as Beneficiary is to continue as such following termination of the marriage or such separation.
(viii)    For purposes of the Plan, the term ‘spouse’ shall mean the individual to whom the Participant is legally married, as determined for federal tax purposes.
(d)    “Board of Directors” or “Board” shall mean the Board of Directors of the Company, or any duly authorized committee thereof.
(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)    “Committee” shall mean the Committee appointed to administer the Plan in accordance with Article VI.

(g)    “Company” shall mean Arrow Electronics, Inc., a New York corporation, or any successor thereof that adopts the Plan.
(h)    “Company Stock” shall mean common stock of the Company having a par value of $1.00 per share, or any other common stock into which it may be reclassified.
(i)    “Compensation” for any Plan Year shall mean, as applicable, Base Salary payable in such Plan Year or Incentive Compensation earned in such Plan Year (whether payable during such Year or the following Year).
(j)    “Disability” shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment as a result of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, provided that the Participant by reason thereof either (A) is unable to engage in any substantial gainful activity or (B) receives income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by the Employer or a Subsidiary. Notwithstanding the foregoing, a determination of total disability by the Social Security Administration shall be conclusive proof of Disability.
(k)    “Eligible Employee” for any Plan Year shall mean an employee who is a member of a select group of “management or highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA who is selected for eligibility by the Committee.
(l)    “Employer” shall mean the Company and any subsidiary of the Company which has adopted the Plan with the approval of the Company, subject to such terms and conditions as may be imposed by the Company upon the participation in the Plan of such adopting Employer.
(m)    “ESOP Make-Up Credit” shall mean for any Plan Year, the amount of any reduction in contributions that would be made for such Year for the benefit of the Participant under the Arrow Electronics Stock Ownership Plan (“ESOP”) but for the Participant’s deferral election under this Plan for such Year. After December 31, 2012, ESOP Make-Up Credits are no longer made to this Plan.
(n)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(o)    “Fund” shall mean an investment fund that the Committee elected to use as a basis for determining the adjustments to be made to a Participant’s Deferral Account in accordance with Section 4.2.
(p)    “Fund Subaccount” shall mean a subaccount established pursuant to Section 4.2 to account for amounts whose Investment Adjustment is determined to particular Fund.
(q)    “Incentive Compensation” shall mean commissions and bonuses or other incentive compensation provided for under a commission, bonus or incentive arrangement (other than arrangements for Performance Share Awards) which are earned with respect to an ascertainable period comprising one or more calendar years or subdivisions thereof (such as a calendar month or quarter or half-year period) approved for inclusion in this Plan by the Committee.
(r)    “Investment Adjustment” shall mean, for each Fund in which a Participant’s Account is deemed invested pursuant to Section 4.2, an amount equal to the net gain or loss on the assets of such Fund.
(s)    “Make-Up Subaccount” shall mean a subaccount established within a Participant’s Plan Year Account to record the amount of any ESOP Make-Up Credit credited to the Participant for the applicable Plan Year. After December 31, 2012, Make-Up Subaccounts are no longer established in this Plan.
(t)    “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.
(u)    “Plan” shall mean the Arrow Electronics, Inc. Executive Deferred Compensation Plan established effective as of October 1, 2004, as revised and in effect for the period January 1, 2005 through December 31, 2008 as described in Section 1.2, amended and restated effective January 1, 2009, and the terms of which subsequently amended and restated effective July 1, 2018 (unless otherwise provided) are set forth herein.
(v)    “Performance Cycle” means a period of one or more years used to measure the amount of Performance Share Award to which a Participant may become entitled pursuant to an applicable Performance Share Award plan.
(w)    “Performance Cycle Account” means an Account established for a particular Performance Cycle for which the Participant has deferred all or a portion of the associated Performance Share Award. Effective as of January 1, 2019, a Performance Cycle Account shall be included in the Plan Year Account for the Plan Year in which the respective Performance Cycle begins.
(x)    “Performance Share Award” or “Award” shall mean the number of bookkeeping units expressed in the form of Company Stock, if any, that the Company awards to an Eligible Employee based on his or her performance and/or Company performance measured over a Performance Cycle of one or more years, as provided in a performance-based arrangement approved for inclusion in this Plan by the Committee.
(y)    “Plan Year” or “Year” shall mean the calendar quarter October 1, 2004 – December 31, 2004 and each calendar year beginning on or after January 1, 2005.
(z)    “Plan Year Account” shall mean an Account for a Participant reflecting all elective deferrals of Compensation that were either (i) earned and otherwise payable in a particular Plan Year or (ii) earned in such Plan Year and otherwise payable in the succeeding Plan Year, and/or all ESOP Make-Up Credits credited to the Participant on or prior to December 31, 2012 on account of such deferrals of Compensation. Effective as of January 1, 2019, a Plan Year Account

shall also include any Performance Cycle Account for a Performance Cycle that begins in the same Plan Year for the respective Plan Year Account.
(aa)    “Retirement” shall mean the Participant’s separation from service (within the meaning of Section 5.3), other than on account of Disability or death, after attainment of his or her first potential (and therefore sole) Retirement Date as described in paragraph (bb) below.
(bb)    “Retirement Date” means, with respect to any Plan Year Account, and/or Performance Cycle Account, the date on which a Participant first meets the conditions for normal or early retirement under the terms of the Arrow Electronics Stock Ownership Plan as in effect on January 1, 2009 (i.e., after reaching age 65, or age 60 with at least 10 years of service as defined in such Plan) or (if applicable) with respect to Plan Year Accounts and/or Performance Cycle Accounts, for Plan Years beginning on or after the Participant became a participant in the Arrow Electronics, Inc. Supplemental Executive Retirement Plan (“SERP”), such earlier date (if any) in which he or she meets the conditions for retirement under the SERP as in effect at the start of such Plan Year. Each Participant shall have only one Retirement Date with respect to any particular Plan Year Account and/or Performance Cycle Account, which shall be the first to occur of the three alternative possible dates set forth above, and such Retirement Date, once established, shall be forever fixed and not subject to change with respect to such Account.
(cc)    “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for withdrawal from his or her Plan Year Accounts and/or Performance Cycle Accounts for one or more Plan Years in accordance with Section 5.1(c) or Section 5.2.
(dd)    “Specified Employee” shall mean “specified employee” as determined in accordance with the procedures adopted by the Company in accordance with the Regulations for purposes of its nonqualified deferred compensation plans subject to Section 409A.
(ee)    “Subsidiary” shall mean a subsidiary or affiliate that is a member of the same controlled group as the Employer within the meaning of section 414(b) or (c) of the Code.
(ff)    “Subsidiary Change of Control Event” means a change in control event with respect to a Subsidiary within the meaning of the Regulations, pursuant to which the Company ceases to have direct or indirect ownership of at least fifty-one percent (51%) of the value of the total equity or total combined voting power in respect of the Subsidiary.
(gg)    “Trust” shall mean any rabbi trust that the Employer may establish to assist in meeting the Employer’s obligations under the Plan.
(hh)    “Trustee” shall mean the trustee of the Trust.
(ii)    “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in section 152 of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Participant’s spouse or dependent as determined in accordance with Treasury Regulation § 1.409A-3(i)(3) (and which shall not include purchase of a home or the payment of tuition). Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this paragraph is to be determined by the Committee based on the relevant facts and circumstance, but, in any case, a distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.
ARTICLE II
PARTICIPATION
An Eligible Employee shall become a Participant in the Plan by completing all forms as required by the Committee (which may, in the discretion of the Committee, include an application for a variable life insurance policy referenced in Section 4.2(a)).
ARTICLE III
DEFERRAL ELECTIONS
3.1.    Elections to Defer Compensation. An Eligible Employee shall be entitled to defer Compensation and/or Performance Share Awards (if so permitted by the Company) in accordance with and subject to the conditions of this Article III, by filing with the Committee a deferral election in such form and manner and at such time permitted under this Article III as the Committee shall prescribe. The election forms and accompanying explanatory materials prescribed by the Committee for describing the time within which such elections may be made shall be treated as part of the Plan.
3.2.    Time and Form of Election. A deferral election with respect to any applicable category of Compensation, such as Base Salary, eligible bonus or eligible commissions, may be made as a whole percentage of such Compensation or as such a percentage up to a specified whole dollar limit. The time for making any such election shall be as follows:
(a)    Election in Original Plan Year. A Participant who is an Eligible Employee as of the first day of any Plan Year beginning on or after the Effective Date may elect to defer his or her Base Salary or Incentive Compensation for such Plan Year, no later than December 1 of the immediately preceding Plan Year (or such later date as the Committee may authorize in its discretion, but not later than December 31 of such immediately preceding Plan Year), based on procedures established by the Committee.
(b)    New Mid-Year Eligibles.
(i)    An individual who first becomes an Eligible Employee prior to January 1, 2019, and who was not previously eligible to participate in any other account balance nonqualified deferred compensation plan of the Company or any Subsidiary (a “Similar Plan”), such as TEAP, the Anthem Deferral Election Plan, or the Wyle Deferred Compensation Plan, may elect, within the thirty (30) day period commencing on such date, based on procedures established by the Committee, to defer his or her Base Salary payable for pay periods in such Plan Year beginning after the date of such election, and/or his or her Incentive Compensation earned during the portion of such Plan Year after the date of such election. For Incentive Compensation based upon a specified performance period that begins prior to and ends after the date of such election, the election will apply to that portion of such Incentive Compensation equal to the total such Incentive Compensation multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period applicable to the Participant. The Committee may, in its discretion, extend the application of this Section 3.2(b)(i) to one or more individuals who were formerly eligible to participate in the Plan or any Similar Plan but who ceased to be so eligible and who may be treated as newly eligible employees under Treasury Regulation § 1.409A- 2(a)(7).
(ii)    An individual who first becomes an Eligible Employee on or after January 1, 2019, and who was not previously eligible to participate in any other account balance nonqualified deferred compensation plan of the Company or any Subsidiary (a “Similar Plan”), such as TEAP, the Anthem Deferral Election Plan, or the Wyle Deferred Compensation Plan, may elect to defer his or her Base Salary or Incentive Compensation for the first full Plan Year immediately following the Plan Year in which he or she first became an Eligible Employee, no later than December 1 of the Plan Year in which he or she first became an Eligible Employee (or such later date as the Committee may authorize in its discretion, but not later than December 31 of such Plan Year).
(c)    Deferral of Performance Shares. Notwithstanding anything herein to the contrary, this Section 3.2(c) shall only apply if and to the extent the Company permits the deferral of Performance Share Awards. An individual who is eligible for a Performance Share Award may defer receipt of shares thereunder in such form and manner, and at such time as the Committee may prescribe, but not later than June 30 prior to the last year in the Performance Cycle for such Award. Notwithstanding the foregoing, effective for deferral elections pertaining to Performance Cycles beginning on or after January 1, 2019, the Committee or Company may require that the election required under this subsection (c) for any particular Performance Cycle Account be filed simultaneously with the individual’s deferral election with respect to the Plan Year Account that contains the particular Performance Cycle Account.
3.3.    Additional Deferral Requirements.
(a)    Maximum Deferral.
(i)    Base Salary and Incentive Compensation. For Plan Years beginning before January 1, 2019, the maximum amount that an Eligible Employee may elect to defer for a Plan Year (or portion thereof following the date of election, in the case of a pre-January 1, 2019 mid-year election pursuant to Section 3.2(b)(i)) shall be 80% of his or her Base Salary, and 100% of his or her Incentive Compensation for such Plan Year (or portion thereof). For Plan Years beginning on or after January 1, 2019, the maximum amount that an Eligible Employee may elect to defer for a Plan Year shall be 80% of his or her Base Salary, and 80% of his or her Incentive Compensation for such Plan Year.
(ii)    Performance Share Awards. If the Company permits the deferral of Performance Share Awards, the maximum deferral permitted to a Participant for a Performance Share Award for any Performance Cycle shall be 100% of such Award.
(b)    Limitation to Satisfy Withholding Requirements. The total amount deferred by a Participant for any Plan Year shall be limited in such manner as the Committee may determine in its discretion to be necessary or advisable in order to satisfy applicable Social Security tax (including Medicare), income tax and other legal withholding requirements and to implement on a priority basis reductions in pay or other deductions required pursuant to elections made by the Participant prior to the commencement of such Plan Year, or otherwise required under any employee benefit plan of the Employer as in effect as the commencement of such Plan Year.
3.4.    Irrevocability. A Participant’s deferral election under this Article III shall be irrevocable after the last date prescribed under Section 3.2 for the making of such election; provided, however, that such election may be revoked if necessary in order to permit a hardship withdrawal of section 401(k) contributions under the Arrow Electronics Savings Plan (or any similar plan of the Company or any Subsidiary) prior to age 59-1/2, or in the event of an Unforeseeable Emergency permitting distribution under Section 5.5 hereof.
ARTICLE IV
PARTICIPANT ACCOUNTS
4.1.    Establishment of Accounts.
(a)    Plan Year Accounts. The Committee shall establish and maintain a separate Plan Year Account for each Participant each Plan Year.
(b)    Subdivision into Fund Subaccounts. Each Plan Year Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 4.2(b).
(c)    Subaccounts for Different Deferral Categories. All deferral elections with respect to Compensation for any Plan Year shall be subject to a single uniform election both with respect to the Fund used to determine the Investment Adjustment for the corresponding Plan Year Account, and the distribution options applicable under Article V.
(d)    Deferrals Credited to Fund Subaccounts. After amounts are withheld and deferred from a Participant’s Compensation for a Plan Year, the Committee shall credit each Fund Subaccount within the Participant’s Plan Year Account for that Year with an amount equal to the Compensation (or portion thereof in whole percentages) so withheld and deferred that the Participant has elected to be deemed invested in the Fund associated with such Subaccount.

(e)    Performance Cycle Accounts. Notwithstanding anything herein to the contrary, this Section 4.1(e) shall only apply if and to the extent the Company permits the deferral of Performance Share Awards. A Performance Cycle Account shall be established for each Performance Cycle (if any) for which the Participant has an associated Performance Share Award. Such Performance Cycle Account shall be credited with the number of shares of Company Stock to which such deferral election applies no later than the close of the month in which shares of Company Stock would have been delivered to the Participant but for such deferral. Effective as of January 1, 2019, a Performance Cycle Account shall be included in the Plan Year Account for the Plan Year in which the respective Performance Cycle begins, pursuant to Section 4.1(a), above.
4.2.    Fund Elections.
(a)    Committee Selection of Available Funds. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investment funds, which may either be free-standing or components of variable life insurance policies, to serve as Funds in which a Participant may deem his or her Plan Year Accounts invested pursuant to Section 4.2(b) and (c) below. The investment return (positive or negative) calculated by the Committee and its recordkeeper for each such investment fund shall be used to determine the Investment Adjustment to be credited or charged (as the case may be) to the portion of each Plan Year Account deemed invested in the corresponding Fund.
(b)    Designation of Fund for Deemed Investment of Current Deferrals. Each Participant shall designate, in accordance with procedures prescribed by the Committee, the Fund (or Funds, which shall be designated in whole percentage increments) in which each of his or her Plan Year Accounts will be deemed to be invested for purposes of determining the Investment Adjustment to be credited or charged with respect thereto.
(c)    Designation of Fund for Deemed Investment of Plan Year Account Balances. In accordance with procedures prescribed by the Committee, a Participant may change each of the Fund allocations on each business day while employed or after Retirement or Disability. Separate changes may be made for the Participant’s Plan Year Account for each Plan Year.
(d)    Default Rule. If no valid designation of a Fund is in effect for a Participant’s Account or any portion thereof, the money market type of investment fund shall be deemed elected with respect thereto.
4.3.    Adjustment of Fund Subaccounts. Each business day, each Fund Subaccount within a Participant’s Plan Year Account (i) shall be credited or charged (the case may be) with (i) an amount determined by multiplying the balance credited to such Subaccount as of the prior day, plus deferrals credited that day to such Subaccount, by the Investment Adjustment for the Fund to which such Subaccount relates, (ii) shall be credited with any transfer to such Fund Subaccount from another such Subaccount, and charged with any transfer from such Fund Subaccount to another such Subaccount, and (iii) shall be charged with the amount of any payments therefrom under the Plan.

4.4.    Vesting.
(a)    Elective Deferrals Fully Vested. A Participant shall be 100% vested in his or her Plan Year Accounts (exclusive of the associated Make-Up Subaccount) and Performance Cycle Accounts at all times.
(b)    Make-Up Subaccounts. The balance in Participant’s Make-Up Subaccount shall vest or be forfeited under the same terms that would apply had such amount been part of the Participant’s account under the ESOP; provided, however that amounts so forfeited shall not be restored if the Participant is reemployed, regardless of whether similar forfeitures under the ESOP would be restored under the circumstances.
4.5.    Adjustment of Company Stock Accounts. A Participant’s Make-Up Subaccount and/or Performance Cycle Account established under Section 4.1 shall thereafter be (i) credited with cash (in the case of the Make-Up Subaccount) or the number of shares of additional Company Stock that the Committee determines would be purchasable with the amount of any dividends or other distributions made in respect of Company Stock previously credited thereto (in the case of the Performance Cycle Account), (ii) appropriately adjusted for any other transaction affecting Company Stock in such manner as the Committee shall determine, and (iii) charged with the number of shares in respect of which distribution (whether in Common Stock or, as in the case of the Make-Up Subaccount, in cash) has been made under the Plan in respect of such Account.
ARTICLE V
DISTRIBUTIONS
5.1.    Distribution of Deferral Elections Made Prior to January 1, 2019. This Section 5.1 shall apply to the distribution of all deferral elections made by a Participant prior to January 1, 2019.
(a)    Retirement or Disability - Deferral Elections Made Prior to January 1, 2019. This Section 5.1(a) shall apply upon a Participant’s Retirement or Disability that occurs with respect to any deferral election made prior to January 1, 2019.
(i)    Immediate Lump Sum Payment. Upon a Participant’s Retirement or Disability, the vested balance in his or her Accounts shall be paid to the Participant in a lump sum on the fifteenth (15th) day of the month following the end of the month in which such event occurs, in an amount equal to the balance credited to such Accounts as of the last day of the month in which such event occurs, except as otherwise provided in the following provisions of this Section 5.1(a), and/or in Article VIII in the case of payments to Specified Employees.
(ii)    Scheduled Withdrawals in Process. A Plan Year Account that has become payable in installments prior to the date of such Retirement or Disability pursuant to an election under Section 5.1(c) shall continue to be so paid.
(iii)    Installment Option. In the event that a Participant has timely so elected (as described below in this Section 5.1(a)(iii)) with respect to one or more Plan Year Accounts and/or Performance Cycle Accounts, payment of the vested balance thereof shall be made in substantially equal annual installments (each reflecting adjustments under Sections 4.3 and 4.5 since the preceding payment), over such number of years not to exceed twenty (20) as the Participant shall have elected. The first such installment shall be paid on the date that payment would otherwise be made in a lump sum pursuant to Section 5.1(a)(i) and/or Article VIII, and subsequent installments shall be paid on March 15 of each calendar year after the calendar year of the first such payment, based on the balance of such Accounts on the last day of the preceding February. Such an election may be made at the time of the Participant’s initial deferral election with respect to the applicable Account with respect to such Account under Article III, or at any later date more than twelve months prior to the date that payment would otherwise be made in a lump sum, but such a later election shall be given effect only if the date for commencement of the installment payments is not earlier than five years after the date on which payment would have been made or begun prior to such later election.
(iv)    Deferred Payment Option. Payment of the balance of a Participant’s Account upon Retirement or Disability (or the commencement of installment payments as described in Section 5.1(a)(iii) above) may, with respect to such one or more Plan Year Accounts and/or Performance Cycle Accounts as the Participant may elect at the time of the initial deferral election with respect thereto, be deferred to such date, not later than the first day of the month following his or her seventieth (70th) birthday, as the Participant may specify in such election. A Participant’s election for installment or deferred payment with respect to such Account may also be made at any later date more than twelve months prior to the date that payment with respect to such Account would otherwise be made or begin, but an election at such a later date shall be given effect only if the deferred date for making or commencement of payments under such election is not earlier than five years after the date the payment with respect to such Account would have been made or begun prior to such later election.
(v)    Modification of Payout Form. A Participant may elect to modify the form of benefit that he or she has previously elected with respect to an Account that has not yet become payable to substitute an available installment form of payment for a lump sum, or to extend the period over which installments may be paid (up to the maximum number of installments so permitted), provided that such election is filed with the Committee at least one year before the previous payment commencement date and the installment payments under such election commence no earlier than five years from such previous payment commencement date. A Participant may also elect to substitute a lump sum form of payment for an installment form previously elected with respect to any such Account, provided that such election is filed with the Committee at least one year before the previous payment commencement date and the lump sum payment is to be made no earlier than five years from such previous payment commencement date.
(b)    Termination Prior to Retirement (or Disability) - Deferral Elections Made Prior to January 1, 2019. This Section 5.1(b) shall apply upon a Participant’s termination of employment (within the meaning of Section 5.3) other than by reason of Retirement or Disability that occurs with respect to any deferral election made prior to January 1, 2019. Subject to Article

VIII, in the event of a Participant’s termination of employment (within the meaning of Section 5.3) prior to January 1, 2019 other than by reason of Retirement or Disability, the vested balance in all of his or her Accounts as of the last day of the month in which such event occurs, including any amounts credited to Plan Year Accounts previously payable in installments, shall be paid to the Participant in a lump sum distribution on the fifteenth (15th) day of the month following the month of such termination, in an amount equal to the balance credited to such Account as of the last day of the month of termination.
(c)    Scheduled Withdrawal Date Elections Made Prior to January 1, 2019. This Section 5.1(c) shall apply to any election made by a Participant prior to January 1, 2019 of a Scheduled Withdrawal Date (regardless of whether the Scheduled Withdrawal Date itself is set for a date on or after January 1, 2019).
(i)    Election of In-Service Withdrawal Date. A Participant may elect a Scheduled Withdrawal Date –
a.with respect to his or her Plan Year Account for a Plan Year, at the time of his or her initial deferral election with Compensation for the applicable Plan Year, and
b.with respect to a Performance Cycle Account for a Plan Year, at the time of his or her initial deferral election with respect to the applicable Performance Share Award.
A Scheduled Withdrawal Date shall be any March 15 of any Plan Year beginning at least two years from the last day of (I) for Plan Year Accounts, the Plan Year in which the Compensation credited thereto was earned, or (II) for Performance Cycle Accounts, the Plan Year in respect of which the applicable Performance Share Award would otherwise be paid. A Participant may extend any Scheduled Withdrawal Date previously elected, provided that the election of such extension is filed with the Committee at least one year before the previous Scheduled Withdrawal Date and such extension is for a period of not less than five years from such previous Scheduled Withdrawal Date.
(ii)    Termination of Employment Before Completion of In-Service Distributions. In the event that a Participant’s termination of employment (within the meaning of Section 5.3), or death occurs before distribution in respect of his or her Accounts having such a Scheduled Withdrawal Date is made or completed, the balance of the Participant’s vested Accounts associated with such Scheduled Withdrawal Date shall be paid as herein provided upon such event where no Scheduled Withdrawal Date has been elected, unless (A) such event qualifies as a Retirement or Disability and (B) payment of installments has previously commenced with respect to such Scheduled Withdrawal Date, in which event such installment payments shall continue as provided in Section 5.1(a)(ii).
(iii)    Payment at Scheduled Withdrawal Date. If a Participant reaches a Scheduled Withdrawal Date while in the employ of the Employer (or otherwise prior to termination of employment), the vested balance earned in his or her Accounts having such Scheduled Withdrawal

Date shall be paid in a single lump sum, based on the balance of such Accounts as of the last day of the February immediately preceding such Scheduled Withdrawal Date, or be paid in substantially equal annual installments (each reflecting adjustments under Sections 4.3 and 4.5 since the preceding payment) over a period of two to five years as specified in the Participant’s initial deferral election with respect to such Accounts or any subsequent change in such election timely made as provided in Section 5.1(c)(i).
(iv)    Application to Make-Up Subaccounts. If a Participant’s Make-Up Subaccount is not vested on a Scheduled Withdrawal Date for the associated Plan Year Account, payment in respect of such Make-Up Subaccount shall be made in a lump sum on March 15 immediately following the date of vesting or, if applicable as part of any installments payable in respect of such Plan Year Account.
5.2.    Distribution of Deferral Elections Made On or After January 1, 2019. This Section 5.2 shall apply to the distribution of all deferral elections made by a Participant on or after January 1, 2019.
(a)    Election of Scheduled Withdrawal Date. A Participant may elect a Scheduled Withdrawal Date with respect to his or her Plan Year Account for a Plan Year at the time of his or her initial deferral election for such Plan Year Account. A Scheduled Withdrawal Date elected pursuant to this Section 5.2(a) may be set as: (i) March 15 of any Plan Year beginning at least two years from the last day of the Plan Year in which the Compensation credited thereto was earned or (ii) the date of the Participant’s separation from service from the Company, as defined in Section 5.3, below. A Participant may extend any Scheduled Withdrawal Date previously elected pursuant to Section 5.2(a)(i), provided that the election of such extension is filed with the Committee at least one year before the previous Scheduled Withdrawal Date and such extension is for a period of not less than five years from such previous Scheduled Withdrawal Date. If a Participant fails to make a timely election of Scheduled Withdrawal Date pursuant to this Section 5.2(a) with respect to a Plan Year Account, the Scheduled Withdrawal Date for such Plan Year Account shall be deemed to be the date of the Participant’s separation from service from the Company, as defined in Section 5.3, below.
(b)    Election of Form of Payment. A Participant may elect the form of payment with respect to his or her Plan Year Account for a Plan Year at the time of his or her initial deferral election for such Plan Year Account. The form of payment elected pursuant to this Section 5.2(b) may be set as: (i) a single lump sum on the Scheduled Withdrawal Date based on the balance credited to such Plan Year Account as of the last day of the calendar month containing the Scheduled Withdrawal Date or (ii) substantially equal annual installments (each reflecting adjustments under Sections 4.3 and 4.5 since the preceding payment) commencing on the selected March 15th Scheduled Withdrawal Date and occurring on each anniversary thereof over a period of two to five years, as specified by the Participant in the Participant’s initial deferral election with respect to such Plan Year Account or any subsequent change in such election made in compliance with Section 409A and the Regulations; provided, however, that a Participant may only elect an installment form of payment pursuant to Section 5.2(b)(ii) for a Plan Year Account with respect to which the Participant has made a timely election for a date certain Scheduled Withdrawal Date pursuant to Section 5.2(a)(i) above. For the avoidance of doubt, a Participant may not elect installment payments commencing on a Scheduled Withdrawal Date that is elected or deemed to be the date of the Participant’s separation from service. If a Participant fails to make a timely election of form of payment pursuant to this Section 5.2(b) with respect to a Plan Year Account, the form of payment for such Plan Year Account shall be deemed to be a single lump sum based on the balance of the Plan Year Account as of the last day of the calendar month immediately preceding the Scheduled Withdrawal Date.
(c)    Payment at Scheduled Withdrawal Date. When a Participant reaches a Scheduled Withdrawal Date, the vested balance earned in his or her Account(s) having such Scheduled Withdrawal Date shall be paid pursuant to the form of payment for such Account(s) elected or deemed pursuant to Section 5.2(b), above.
(d)    Separation from Service. Notwithstanding anything in this Plan to the contrary, and notwithstanding any election that has been made by a Participant under Section 5.2(a) or 5.2(b), above, if a Participant has elected a Scheduled Withdrawal Date on a date certain pursuant to Section 5.2(a)(i), above, with respect to a Plan Year Account, and such Participant experiences a separation from service from the Company, as defined in Section 5.3, below, before distribution in respect of his or her Plan Year Account having such a Scheduled Withdrawal Date has begun, then the balance of the Participant’s vested Plan Year Account associated with such Scheduled Withdrawal Date shall be paid in a lump sum distribution as soon as administratively practicable following such separation from service, in an amount equal to the balance credited to such Account as of the last day of the month of termination. Notwithstanding the foregoing, a Plan Year Account that has become payable in installments prior to the date of a Participant’s separation from service pursuant to an election under Section 5.2(b)(ii) shall continue to be so paid.
5.3.    Separation from Service. The phrases “termination of employment,” “separation from service,” and similar phrases as used in this Plan shall refer to separation from service within the meaning of the Regulations, determined by reference to the presumptive rule of Treasury Reg. § 1.409A-1(h)(l)(ii) (under which a reasonable expectation of a permanent reduction in the level of service to no more than 20% of the average level during the prior 36-month or other applicable period is presumed to result in a separation from service), and determined by treating the Company and all Subsidiaries as single Employer.
(a)    Subsidiary Change in Control Event. In the event that a Subsidiary Change in Control Event occurs with respect to a Participant employed by the affected Subsidiary, distribution shall be made in connection therewith under the same rules provided in the Plan with respect to termination of employment or separation from service, except that no six-month delay shall be required by reason of Article VIII.
(b)    Leaves, etc. A Participant’s employment relationship shall be treated as continuing while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Employer (or a Subsidiary) is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate immediately following such six- month period.
5.4.    Distribution on Death. Notwithstanding anything in this Plan to the contrary, if a Participant dies while employed (within the meaning of Section 5.3), or after his or her Retirement or other termination of employment or separation from service but prior to the completion of all payments in respect of his or her Accounts under the Plan, the total undistributed balance of such Accounts (or vested portion thereof) shall be paid to his or her Beneficiary in a lump sum. Payment by the Employer pursuant to any unrevoked and valid Beneficiary designation under on the fifteenth (15th) day of the third month following the month in which death occurs, in an amount based on the balance of the participant’s Accounts on the last day of the month preceding payment. Section 1.4(c), or to the person or persons entitled thereto under Section 1.4(c) in the absence of such a designation, shall terminate any and all liability of the Employer with respect thereto.
5.5.    Emergency Distribution. A Participant shall be permitted to elect an Emergency Distribution from his or her vested Accounts, subject to the following restrictions:
(a)    The election to take an Emergency Distribution shall be made by filing a form provided and filed pursuant to procedures established by the Committee.
(b)    The Committee shall have made a determination that an Unforeseeable Emergency exists.
(c)    The amount determined by the Committee as an Emergency Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Emergency Distribution election is made and approved by the Committee.
(d)    If a Participant receives an Emergency Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.
5.6.    Medium of Distribution. All distributions under the Plan shall be made in cash except in the case of deferred Performance Shares and increments thereon reinvested in Company Stock, which shall be distributed in Company Stock (plus cash in lieu of fractional shares).
5.7.    Actual Payment Date. The provisions hereof for payment on the fifteenth date of March or of any other month shall be construed and may be applied as the Committee (including the Plan recordkeeper) deems necessary or advisable and in accordance with applicable provisions of the Regulations, including without limitation Treasury Reg. § 1.409A-3(d), without liability to any Participant or Beneficiary by reason thereof.
5.8.    Payment to Incompetent. If any Participant or Beneficiary entitled to benefits under the Plan shall be legally incompetent, or in the sole judgment of the Committee is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, such benefits may be paid in one or more of the following ways, as the Committee in its sole discretion shall determine:
(a)    To the legal representatives of the Participant or Beneficiary;
(b)    Directly to such Participant or Beneficiary;
(c)    To the spouse or guardian of such Participant or Beneficiary or such other person found by the Committee, in its sole judgment, to have assumed the care of such Participant or Beneficiary.
If a Beneficiary is a minor, payment of such benefits shall be made as described in Section 1.7 (c)(v).
Payment to any person in accordance with these provisions will, to the extent of the payment, discharge the Employer, and none of the foregoing or the Committee will be required to see to the proper application of any such payment. Without in any manner limiting these provisions, in the event that any amount is payable hereunder to any incompetent Participant or Beneficiary described above, the Committee may in its discretion utilize the procedures described in Section 5.7.
5.9.    Doubt as to Right to Payment. If any doubt exists as to the right of any person to any benefits hereunder or the amount of time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which notice has been received from any person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee will be entitled, in its discretion, to direct that payment of such benefits be deferred until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).
5.10.    Acceleration Generally Prohibited. No acceleration of payments under the Plan shall be permitted except as authorized by the Regulations. Without limiting the generality of the foregoing:
(a)    Government Conflict of Interest. Distribution may be accelerated as may be necessary to comply with a certificate of divestiture as defined in section 1043(b)(2) of the Code.
(b)    Payment of Employment Taxes. Distribution may be accelerated in order to pay (i) the Federal Insurance Contributions Act (FICA) tax imposed under section 3101, section 3121(a) and section 3121(v)(2) of the Code on deferrals under the Plan (the “FICA Amount”), (ii) Federal, state, local or foreign wage withholding taxes on the FICA Amount, and (iii) additional wage withholding taxes attributable to the pyramiding of wages subject to withholding and taxes. Acceleration shall be permitted under this paragraph (b) only to the extent that Committee determines that such tax obligations cannot be readily met from other sources, and the total payment under this paragraph (b) shall not exceed the aggregate of the FICA Amount and related income tax withholding.

ARTICLE VI
ADMINISTRATION
6.1.    Committee. The Compensation Committee of the Board of Directors (“Compensation Committee”) shall appoint a Management Pension Investment and Oversight Committee (the “Committee”), which shall serve at the pleasure of the Compensation Committee.
6.2.    Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers and discretion necessary to accomplish its purposes, including, but not by way of limitation, the following:
(i)    to select the Funds in accordance with Section 4.2(a) hereof;
(ii)    to construe and interpret the terms and provisions of this Plan;
(iii)    to determine any question arising in the administration, interpretation and application of the Plan, including without limitation questions of fact and of construction;
(iv)    to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan (including the making of elections thereunder) as are not inconsistent with the terms hereof;
(v)    to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;
(vi)    to maintain all records that may be necessary for the administration of the Plan;
(vii)    to correct defects, rectify errors, supply omissions, clarify ambiguities, and reconcile inconsistencies to the extent it deems necessary or desirable to effectuate the Plan;
(viii)    to take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue any insurance policies held by the Employer or any Trust; and
(ix)    to make a determination as to the rights of any person to a benefit and to afford any person dissatisfied with such determination the right to an appeal.
The determinations of the Committee shall be conclusive and binding on all persons to the maximum extent permitted by law.
6.3.    Delegation of Authority; Appointment of Agents. The Committee may (i) allocate any of its responsibilities, powers and discretion under the Plan to one or more members of the Committee, and (ii) appoint a Plan administrator or any other agent, and delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe. The actions taken by any member or members of the Committee or any other such persons in the exercise of responsibilities, powers and discretion delegated hereunder shall have the same valid and binding effect under the Plan as action by the full Committee.
6.4.    Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters necessary for administration of the Plan.
6.5.    Compensation, Expenses and Indemnity.
(a)    The members of the Committee shall serve without compensation for their services hereunder.
(b)    The Committee is authorized at the expense of the Employer to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Employer.
(c)    To the extent permitted by applicable state law, the Employer shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Employer against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Employer or provided by the Employer under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
6.6.    Disputes.
(a)    Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the General Counsel of the Company at its then principal place of business.
(b)    Initial Determination of Claim
(i)    Committee Discretion. The Committee will have full discretion to deny or grant any claim in whole or in part.
(ii)    Claims (Other than Disability Claims). For all claims other than Disability Claims, within ninety (90) days after receipt of such claim, the Committee will send to the Claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the Claimant will be given a notice to this effect prior to the expiration of the initial ninety (90) day period. If the Committee fails to notify the Claimant either that his or her claim has been granted or that it has been denied in whole or in part within the initial ninety (90) day period or prior to the expiration of an extension, if applicable, then the claim shall be deemed to have been denied as of the last day of the applicable period, and the Claimant then may request a review of his or her claim.
(iii)    Disability Claims. If a claim is related to any distribution or rights to which a Participant or other Claimant may be entitled in connection with the Participant’s termination by reason of suffering a Disability (“Disability Claim”) then, as soon as reasonable but within forty-five (45) days after receipt of such claim, the Committee will send to the Claimant by certified mail, postage prepaid, notice of the granting or denying, in whole or in part of such claim. This period within which the Committee must provide such notice may be extended twice, for up to thirty (30) days per extension, provided that the Committee (A) determines that an extension is needed and beyond the control of the Plan, and (B) notifies the Claimant prior to the expiration of the initial forty-five (45) day period or of the first thirty (30) day extension period. In the case of any extension request, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. If the Committee fails to notify the Claimant either that his or her claim has been granted or that it has been denied in whole or in part within the initial forty-five (45) day period or prior to the expiration of an extension, if applicable, then the claim shall be deemed to have been denied as of the last day of the applicable period, and the Claimant then may request a review of his or her claim. The Committee must ensure that all Disability Claims and appeals are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the Disability determination.
(c)    Duty of Committee upon Denial of Claim.
(i)    Claims (Other than Disability Claims). The Committee will provide to every Claimant who is denied a claim for benefits notice setting forth, in a manner calculated to be understood by the Claimant, the following:
(A)The specific reason or reasons for the denial;
(B)Specific reference to pertinent Plan provisions on which the denial is based;
(C)A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material is necessary; and
(D)Appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review.
(ii)    Disability Claims. The Committee will provide to every Claimant whose Disability Claim is denied a notice written in a culturally and linguistically appropriate manner, including information on how to access non-English language services provided by the

Plan. The notice of the denial shall set forth the information contained in Section 6.6(c)(i) as well as set forth:
c.An explanation of the basis for any disagreement with:
(1)    the views of the health care professional(s) who treated or evaluated the Claimant;
(2)    the views of medical experts whose advice was obtained on behalf of the Plan in connection with the denial of the Claimant’s Disability Claim; and
(3)    a disability determination made by the Social Security Administration;
d.Either the specific internal rules or standards the Plan relied upon in denying the Disability Claim, or alternatively, a statement that such rules or standards do not exist;
e.A statement that the Claimant is entitled to receive, upon request and free of charge all documents and records relevant to the Claimant’s Disability Claim; and
f.A statement of any Plan limitation periods, including the expiration date, that apply to the Claimant’s right to bring a civil action under section 502(a) of ERISA.
(d)    Request for Review of Claim Denial.
(i)    Review of Claims (Other than Disability Claims). If any claim, other than a Disability Claim, is denied, the Claimant or the Claimant’s duly authorized representative, upon written application, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing. The request must be addressed to the General Counsel of the Company at its then principal place of business. A Claimant must file such written request for review within sixty (60) days after the receipt by the Claimant of a notice denying the initial claim or within sixty (60) days after the claim is deemed to be denied. Upon its receipt of the request for review, the General Counsel will notify the Company of the request. Upon its receipt of notice of a request for review, the Company will appoint a person other than a member of the Committee to be the claims reviewer. The decision on review shall be rendered not later than sixty (60) days after the Committee’s receipt of the Claimant’s request for review, unless special circumstances require an extension of time for processing, in which case the sixty (60) day period may be extended to one-hundred-twenty (120) days if notice is provided to the Claimant in writing within the initial sixty (60) day period stating the reason for the extension. If notice of the decision on the review is not furnished in accordance with this paragraph (i), the claim will be deemed denied and the Claimant will be permitted to exercise his or her right to legal remedy pursuant to paragraph (f) of this Section 6.6.

(ii)    Review of Disability Claims. If a Disability Claim is denied, the Claimant or the Claimant’s duly authorized representative, upon written application, may review pertinent documents, and may submit issues and comments in writing. The request must be addressed to the General Counsel of the Company at its then principal place of business. A Claimant must file such written request for review with the General Counsel within one-hundred-eighty (180) days after the receipt by the Claimant of a notice denying the initial claim or within one-hundred-eighty (180) days after the claim is deemed to be denied. Upon its receipt of the request for review, the General Counsel will notify the Company of the request and the Company will appoint a person other than a member of the Committee to be the claims reviewer. Upon its receipt of the request for review, the Committee must provide the Claimant, free of charge, and as soon as possible, any new or additional evidence considered or the rationale in connection with the Disability Claim. Such information must be provided in advance of the date on which the notice of the denial of the appeal is required to be provided, as discussed below in Section 6.6(e)(i), in order to give the Claimant a reasonable opportunity to respond prior to that date. The decision on review shall be rendered not later than forty-five (45) days after the Committee’s receipt of the Claimant’s request for review, unless special circumstances require an extension of time for processing, in which case the forty-five (45) day period may be extended to ninety (90) days if notice is provided to the Claimant in writing within the initial forty-five (45) day period stating the reason for the extension. If notice of the decision on the review is not furnished in accordance with this paragraph (ii), the claim will be deemed denied and the Claimant will be permitted to exercise his or her right to legal remedy pursuant to paragraph (f) of this Section 6.6.
(e)    Claims Reviewer. The Committee will deliver to the claims reviewer all documents pertinent to the review. The claims reviewer will make a prompt decision on the review. The decision on review will be written in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
(i)    For Disability Claims, the Committee shall provide written notification of its decision to the Claimant in a culturally and linguistically appropriate manner, including information on how to access non-English language services provided by the Plan. The notification shall include the information required to be included in the notice of the denial discussed in Section 6.6(c)(ii). The decision (regardless of whether it is adverse to the Claimant) shall be made within a reasonable time period but not later than forty-five (45) days after receipt of the Claimant’s request for review, unless the claims reviewer determines that special circumstances require an extension of time to process the claim. If such an extension is required, written notice of the extension must be furnished to the Claimant before the end of the initial forty-five (45) day period, explaining the special circumstances and the time and date a determination can be expected. In no event shall the extension exceed a period of forty-five (45) days from the end of the initial period.
(f)    Legal Remedy. After exhaustion of the claims procedure as provided under this Plan, nothing will prevent any person from pursuing any other legal remedy.

(i)    For Disability Claims Only.
a.If the Plan fails to strictly adhere to all the procedures of this Section 6.6 with respect to a Disability Claim, and unless paragraph (B) applies, the Claimant is deemed to have exhausted the administrative remedies available under the Plan and is entitled to pursue any available remedies under section 502(a) of ERISA. Under such circumstances, the Disability Claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
b.A Claimant will not be deemed to have exhausted the administrative remedies available under the Plan if:
(1)    The violations of the procedure are de minimis and do not cause, and are not likely to cause, prejudice or harm to the Claimant, and
(2)    The Committee demonstrates that the violation was for good cause or due to matters beyond the control of the claims reviewer and that the violation occurred in the context of an ongoing, good faith exchange of information between the claims reviewer and the Claimant.
This paragraph (B) is not available if the violation is a part of a pattern or practice of violations by the Plan. The Claimant may request a written explanation of the violation from the Committee and the Committee must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the procedures to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception under paragraph (B), the Disability Claim shall be considered as refiled on appeal upon the Committee’s receipt of the decision of the court, and the Committee must provide the Claimant with notice of the resubmission within a reasonable period of time after the receipt of the court’s decision.
6.7.    Liability, Limited; Indemnification. The members of the Committee and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of any duly constituted agents. The Employer shall indemnify and save them harmless from the effects and consequences of their acts and conduct in such official capacity except to the extent that such effects and consequences flow from their own willful misconduct. Under no circumstances will members of the Committee be personally liable for the payment of Plan benefits.
ARTICLE VII
MISCELLANEOUS
7.1.    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Employer or the Trust (if any). No assets of the Employer or the Trust shall be held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. If a Participant has deferred Compensation or Performance Share Awards earned for service with a Subsidiary, such Subsidiary shall be primarily liable for all obligations under the Plan with respect thereto and the Company shall be secondarily liable thereafter. It is the intention of the Employer that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.
7.2.    Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
7.3.    Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable by the Employer to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or any other payment under this Plan. The Employer shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
7.4.    Amendment, Modification, Suspension or Termination. The Company, acting through the Board of Directors (including through the Compensation Committee of the Board) or through the Committee, may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts or adversely affect his or her right to vest thereunder in accordance with the Plan provisions previously in effect. A termination of the Plan shall not cause the acceleration of payments under the Plan unless the Committee determines, after consultation with counsel, that the terms and conditions of such termination are within exceptions provided by the Regulations to the general Section 409A prohibition against acceleration. Notwithstanding any other provision of the Plan, the Committee shall have the right and power to adopt any and all such amendments to the Plan as it shall deem necessary or advisable to ensure compliance with Section 409A and the Regulations, including amendments with retroactive effect.
7.5.    Governing Law. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be interpreted and administered to the extent possible in a manner consistent with that intent. Except to the extent preempted by federal law, the Plan shall be construed and governed in all respects according to the laws of the State of New York, where it is adopted, without regard to principles of conflict of laws.
7.6.    Data. Any Participant or Beneficiary entitled to benefits under the Plan must furnish to the Committee such documents, evidence, or information as the Committee considers necessary or desirable for the purpose of administering the Plan, or to protect the Committee and the Employer; and it is a condition of the Plan that each such Participant or Beneficiary must furnish promptly true and complete data, evidence, or information and sign such documents as the Committee may require consistent with the Plan and Regulations before any benefits become payable under the Plan.
7.7.    Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Employer. The Committee may, to the extent consistent with the Plan and the Regulations, require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
7.8.    Limitation of Rights and Employment Relationship. The establishment of the Plan shall not be construed to confer upon an employee or Participant any legal right to be retained in the employ of the Employer or give any employee or any other person any right to benefits, except to the extent expressly provided hereunder. All employees will remain subject to discharge to the same extent as if the Plan had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the Plan.
7.9.    Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect other provisions of the Plan, and the Plan will be construed and enforced as if such provision had not been included therein.
7.10.    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
7.11.    Usage. Whenever applicable, the singular, when used in the Plan, will include the plural.
7.12.    Grantor Trust Agreement/Powers of Trustee. The powers, rights and duties of the Trustee under any rabbi trust created for the purpose of assisting the Employer in meeting its obligations under the Plan shall, following a “Change of Control” as defined in the trust agreement for such Trust, govern and prevail to the extent inconsistent with any of the provisions of the Plan, including without limitation Plan provisions making the Committee’s determinations final and binding. The Employer shall make such contributions to such Trust as shall be required under the terms of such trust agreement. Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Employer and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits, and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Employer. Any assets held in the Trust will be subject to the claims of Employer’s general creditors under federal and state law in the event of insolvency as more fully provided in the trust agreement for the Trust.
7.13.    Administrative Processing Considerations. Notwithstanding any other provision of the Plan, it shall be recognized that implementation of the accounting, valuation and distribution procedures required under the Plan is dependent upon the Plan recordkeeper receiving complete and accurate information from a variety of different sources on a timely basis. Since events may occur that interrupt or otherwise interfere that in this process, there shall be no guarantee by the Plan that any given information or transaction will be received or processed at the anticipated time and day. In any such events shall occur, any affected transaction will be processed as soon as administratively feasible consistently with the Regulations, without liability to any Participant of Beneficiary by reason thereof.
7.14.    Correction of Error. The Committee may adjust the Accounts of any or all Participants in order to correct errors and rectify omissions in such manner as the Committee believes will best result in the equitable and nondiscriminatory administration of the Plan and ensure compliance with Section 409A and the Regulations and/or to make use of such correction procedures as may be established to mitigate or avoid penalties for violation thereof, without liability to any Participant or Beneficiary by reason thereof.
ARTICLE VIII
DISTRIBUTIONS TO SPECIFIED EMPLOYEES
8.1.    Six-month Delay on Termination of Employment. If distribution becomes due under a Plan based on the separation from service (within the meaning of Section 5.3) of a Participant who is a Specified Employee as of the date of event, such distribution shall be not be made prior to the expiration of six months from the date of separation; provided, however, that this Section 8.1 shall not preclude earlier distribution to the Participant’s Beneficiary upon the Participant’s death.
8.2.    Application to Installment Payments. If the first payment in a series of annual installment distribution is delayed under Section 8.1 to the calendar year (the “first payment year”) following the year in which such payment would otherwise be payable, subsequent installments, up to the total number of installments elected, shall be made on March 15 of each successive calendar year following the first payment year.
8.3.    Correlation with Election Change Rules. The six-month delay that may be required under Section 8.1 shall be disregarded in applying the rule that a change in the time or form of payment must defer the making or commencement of payments for at least five years from the payment commencement date previously applicable.
ARTICLE IX
TRANSITION RULE ELECTIONS

9.1.    2005 Amendments. The Arrow Electronics, Inc. Executive Deferred Compensation Plan was amended on December 20, 2005 in the following respects:
(a)    “Second Chance” Deferral Election for 2005. In accordance with the terms and conditions of Q&A-21 of Internal Revenue Service Notice 2005-1, a Participant may make an initial election to defer all or a portion of his or her 2005 salary or commissions, or his bonus for 2004 not vested prior to 2005, that was not received or receivable prior to the date of such election, and of his or her bonus for 2005 payable in 2006, or to increase the amount of such deferral, by notice filed with the Plan Recordkeeper no later than February 18, 2005.
(b)    “2005 Bailout.” In accordance with the terms and conditions of Q&A-20 of Internal Revenue Service Notice 2005-1:
(i)    a Participant may elect to cancel in accordance with such rules as the Committee may provide, his or her prior deferral election for salary, commissions or directors’ fees payable in 2005, his or her bonus for 2004 not vested prior to 2005, any bonus for 2005 payable in 2005 (as in the case of certain quarterly or semi-annual bonuses), and any 2005 bonus not earned and vested until 2006, by notice filed with the Plan Recordkeeper no later than December , 2005 (or such other date no later than December 31, 2005 as the Committee may provide); and
(ii)    receive (or have made available so as to be includible in his income for Federal income tax purposes for 2005) no later than December 31, 2005, the portion of his or her account under the Plan attributable to the amounts for which his or her prior deferral election was thus cancelled, as adjusted for the deemed investment experience attributable thereto (positive or negative).
9.2.    2005-2008 Change Opportunity. Participants may elect at any time during the period through December 31, 2008 to change the time or form of payment of any Plan Year Account or Performance Cycle Account previously elected hereunder to any other time or form of payment permitted at the time of the initial deferral election with respect thereto, provided that no such election made after December 31, 2005 may apply to amounts payable the year of such election nor accelerate into the year of election amounts otherwise payable in a future year, and no such election shall be permitted with respect to amounts previously governed by the Original Plan prior to July 15, 2008.
To evidence the adoption of this amended and restated Arrow Electronics, Inc. Executive Deferred Compensation Plan, the undersigned has, pursuant to direction of the Management Pension and Investment Oversight Committee, (under authority given by the Compensation Committee of the Board of Directors, has executed this Plan document this _____ day of _______________, 2018.
/s/ Gretchen Zech
Senior Vice President and Chief Human Resources Officer